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Exhibit 99.1

Venoco, Inc.
www.venocoinc.com

5464 Carpinteria Avenue, Suite J Carpinteria, CA 93013-1423 (805) 745-2100	370 17th Street, Suite 3260 Denver, CO 80202-1370 (303) 626-8300
For Immediate Release April 4, 2005	Contact: Mike Edwards, VP Office (805) 745-2123 Cell (805) 455-9658

Venoco, Inc. Closes Sale of Texas Property to BlackWell BMC, L.P.

        Denver, Colorado, April 4, 2005:    Venoco, Inc. today announced that it has closed the sale of its Big Mineral Creek (BMC) field located in Grayson County in north Texas to BlackWell BMC, L.P. for a sales price of $45 million adjusted to the effective date of February 1, 2005.

        Venoco acquired BMC from Shell E&P in August 1996 at which time the field was producing approximately 411 barrels of oil equivalent per day (BOE/d) net to Venoco's interest. Since that date Venoco's net production is approximately 2.4 million barrels of oil equivalent (MMBOE) from the field. Average net production for March 2005 from the 70 wells in the BMC field was approximately 559 BOE/d.

        "The sale of the BMC field is consistent with our previously announced plan to divest this non-strategic property and work to redeploy the proceeds into strategic acquisitions. Our primary focus continues to be opportunities in California where we believe we maintain a significant competitive advantage," noted Tim Marquez, Venoco founder, CEO and Chairman.

        Venoco also completed the acquisition of Marquez Energy LLC (MELLC) and its operations in the Sacramento Basin of California on March 21, 2005. MELLC's average net production in the first quarter of 2005 was approximately 450 BOE/d. Year-end 2004 reserves for MELLC were 2.0 MMBOE.

        Both the sale of the BMC field and the acquisition of MELLC were closed utilizing the services of an exchange agent in order to allow the Company to best take advantage of the tax-deferred exchange provisions applicable under Internal Revenue Code Section 1031.

About the Company

        Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties, with offices in California and Denver, Colorado. Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operating interests in three others, and also operates two onshore properties in Southern California, and over 100 natural gas wells in Northern California.

Statements Regarding Forward-Looking Information

        This press release contains forward-looking statements regarding Venoco, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results may differ materially from those presented. Factors that could cause results to differ materially include changes in oil and natural gas prices, future acquisitions or divestitures, inaccuracy in reserve estimates or assumptions underlying those estimates, the impact of litigation or other factors, many of which are beyond the company's control.

        Venoco assumes no obligation to update the forward-looking statements included in this press release.

No Offer of Securities

        This press release is neither an offer to sell nor a solicitation of an offer to buy any Venoco securities. Venoco's notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

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Venoco, Inc. Closes Sale of Texas Property to BlackWell BMC, L.P.